North America Structured Investments 3yr Contingent Interest Callable Yield Notes Linked to the Lesser Performing of the XBI/XOP The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Hypothetical Returns at Maturity** Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Lesser Performing Index Return Payment at Maturity Minimum Denomination: $1000 Funds: The SPDR® S&P® Biotech ETF (XBI) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (XOP) Pricing Date: June 21, 2019 60.00% $1,061.00 Final Review Date: June 28, 2022 Maturity Date: June 24, 2022 47.50% $1,061.00 Review Dates: Semi-Annually Contingent Interest Rate: at least 12.20% per annum, payable at a rate of at least 6.10% semi-annually 20.00% $1,061.00 Trigger Value/Interest Barrier: With respect to each Fund, an amount that represents 55.00% of its Initial Value. CUSIP: 48132CSE4 5.00% $1,061.00 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132CSE4/doctype/Product_Termsheet/document.pdf 0.00% $1,061.00 For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. -5.00% $1,061.00 Optional Redemption: We, at our election, may redeem the notes early, in whole but not in part, on any of the Review Dates, for each $1,000 principal amount note, -20.00% $1,061.00 equal to $1,000 plus the contingent interest payment, if any, applicable to the immediately preceding review date Payment at Maturity: -45.00% $1,061.00 If the notes have not been redeemed early and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final -45.01% $549.90 Review Date. -60.00% $400.00 If the notes have not been redeemed early and the final Value of either Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Fund Return) -80.00% $200.00 If the notes have not been redeemed early and the Final Value of either Fund is less than its Trigger Value, you will lose more than 45.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Interest Payments * If the notes have not been called and the closing level of each Index Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. on any Review Date is greater that or equal to its Interest Barrier, you will receive on applicable Interest Payment Dates for each $1,000 Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of principal amount note a Contingent Interest Payment equal to at least JPMorgan Chase & Co., as guarantor of the notes. $61.00 (equivalent to a Contingent Interest Rate of at least 12.20% per annum, payable at a rate of at least 6.10% semi-annually) **The hypothetical returns and hypothetical interest payments on the notes shown above apply only if you hold the notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 3yr Contingent Interest Callable Yield Notes Linked to the Lesser Performing of the XBI/XOP Selected Risks Selected Risks (continued) Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal. JPMS’s estimated value will be lower than the original issue price (price to public) of the notes. The notes do not guarantee the payment of interest and may not pay interest at all. JPMS’ estimated value does not represent future values and may differ from others’ estimates. Any payment on the notes is subject to the credit risk of JPMorgan Financial Company LLC and The value of the notes, which may be reflected in customer account statements, may be higher than the JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in then current estimated value of the notes for a limited time period. the market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co. The estimated value is determined by reference to an internal funding rate. You are exposed to the risks of the decline in value of each Index. Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer (and who we refer to as JPMS), Return is limited to the sum of any Contingent Interest Payments that may be paid over the term of the intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if notes. any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result The option issuer call feature may force a potential early exit. There is no guarantee you will be able to in a significant loss of your principal. reinvest the proceeds at a comparable interest rate for a similar level of risk. Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, No dividend payments, voting rights, or ownership rights with the equity securities included in each fund. including acting as calculation agent, hedging our obligations under the notes and making the assumptions As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are limited assets. set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in Your payment at maturity will be determined by the lesser performing fund. substantial returns for JPMorgan and its affiliates while the value of the notes decline. The anti-dilution protection for the Funds is limited. The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the The performance and market value of each fund, particularly during periods of market volatility, may not U.S. federal income tax consequences of an investment in the notes. correlate with the performance of that Fund’s underlying index as well as the net asset value per share. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free writing prospectus filed pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com